EXHIBIT 5.1

[MICHAEL BEST & FRIEDRICH LLP LETTERHEAD]

May 12, 2004

Bone Care International, Inc.
One Science Court
Madison, Wisconsin 53711

Ladies and Gentlemen:

     We have acted as special Wisconsin counsel to Bone Care International, Inc., a Wisconsin corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-113763) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of up to 4,675,000 shares of the Company’s Common Stock, no par value (the “Common Stock”), including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $.001 per share (together with the Common Stock, the “Shares”), to be offered by the Company, and 500,000 Shares to be offered by the selling stockholder as described in the Registration Statement (the “Selling Stockholder”).

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3, as filed with the Commission on March 19, 2004, as amended by Amendment No. 1 and Amendment No. 2 as filed with the Commission on April 29, 2004 and May 12, 2004, respectively; (ii) the Articles of Incorporation of the Company as currently in effect; (iii) the By-laws of the Company as currently in effect; and (iv) certain resolutions adopted by the Board of Directors of the Company relating to, among other things, authorization and issuance of the Shares and the registration of the Shares in the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other agreements, documents, instruments, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have

May 12, 2004

relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, we are of the opinion that the Shares covered by the Registration Statement have been duly authorized, and, when sold by the Company and the Selling Stockholder as described in the Registration Statement, will be, validly issued, fully paid and non-assessable, except to the extent that such Shares are assessable as provided in Section 180.0622 of the Wisconsin Business Corporation Law and judicial interpretations thereof.

     We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

Very truly yours,
/s/ Michael Best & Friedrich LLP